 Exhibit 99-10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Statement of Additional Information constituting part of this Post-Effective Amendment No. 34 to the Registration Statement on Form N-4 of our report dated April 15, 2019 relating to the statutory basis financial statements of the National Life Insurance Company, which appears in such Statement of Additional Information. We also hereby consent to the use of our report dated April 19, 2019 relating to the financial statements of the National Variable Annuity Account II, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 30, 2019